Exhibit 10.7

Amendment to Lease Agreement
Amendment # 1

Whereas, on January 3, 2002, a certain Lease Agreement was entered between Seven October Hill, LLC (“Landlord”) and Harvard Bioscience, Inc. (“Tenant”), covering a certain space being 20,000 square feet on the lower level at 84 October Hill Road in Holliston, Massachusetts.

Whereas, it is the desire of the parties to amend the Lease, in certain particulars.  Now, therefore, for and in consideration of value received, the undersigned Landlord and Tenant confirm their agreement as follows:

1.               Area as defined in the Premises section of the Basic Lease Information of the Lease dated January 3, 2002, shall be amended to 24,500 square feet as reflected on the site plan attached hereto.  Approximately 20,000 square feet of space shall be on the lower level of the building and 4,500 square feet shall be on the upper level of the building located at 84 October Hill Road (Building # 7), Holliston,  MA.

2.               Tenant’s Proportionate Share of Operating Expenses and Real Estate Taxes shall be adjusted from 17.86 % to 21.90%, which is the percentage obtained by dividing the total square feet rented (24,500) by Harvard Bioscience, Inc. (“Tenant”) by the rentable square footage in the building (112,000).   The Operating Expenses and Real Estate Taxes shall begin on February 1, 2003.

3.               The Term for the additional 4,500 square feet shall begin on February 1, 2003 and run co-terminus with the original lease dated January 3, 2002, ending on March 31, 2005.

4.               Basic Rental Rate shall be $ 8.00 + NNN.

Basic Rent shall be charged on a graduated square footage increase for the additional (4,500 s.f.) leased on the upper level for the following periods:

Lease Months:	Square Footage Basic Rent billed on:	Basic Rent (p.s.f.):

February 1 , 2003 – July 31, 2003	2,500 s.f.	$8.00

August 1, 2003 – January 31, 2004	3,500 s.f.	$8.00

February 1, 2004 – March 31, 2005	4,500 s.f.	$8.00

5.               Landlord agrees to touch-up the existing paint; clean, wax and seal the tiled floors; remove one wall at the end of the cafeteria area; install one new door; exterminate as required; and perform general clean-up before occupancy. Landlord and tenant agree to split the cost for new carpeting throughout the additional 4,500 square foot space, the identical carpet as was recently installed on the lower level.

In all other respects, the terms and conditions of the Original Lease shall remain in full force and effect. All parties hereto, their successors and assigns and is hereby made a part of the above described Lease Agreement.

EXECUTED AND DELIVERED this 31st day of January 2003.

Landlord:		Tenant:

Seven October Hill LLC		Harvard Bioscience, Inc.

By:	/s/ John R. Parsons, Jr.	By: /s/ Robert D. Bohne
	John R. Parsons, Jr.	Robert D. Bohne
	Managing Member	V.P. Operations & Engineering